Exhibit 10.26

AMENDMENT TO LEASE AGREEMENT

This Amendment to Lease Agreement (the “Amendment”) is made as of June 1, 2018 (the “Effective Date”), by and between ConversionPoint Technologies, Inc., a Delaware corporation (“Tenant”) and AtGlenwood, LLC, a Minnesota limited liability company (“Landlord”).

RECITALS

WHEREAS, Landlord and Tamble, Inc., a Delaware corporation (“Tamble”), entered into that certain Lease Agreement dated June 1, 2014 (the “Lease”);

WHEREAS, pursuant to a series of internal reorganizing of the corporate structure of Tamble, Tamble's obligations under the Lease were assigned to and assumed by Push Holdings, Inc. pursuant to that certain Assignment of Lease dated as of April 1, 2017, and subsequently assigned to and assumed by Tenant, pursuant to that certain Assignment of Lease dated as of April 25, 2017, each with the prior express written consent of Landlord; and

WHEREAS, the parties now desire to amend the Lease as more fully detailed below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledges, the parties agree as follows:

1.       Premises. The Premises is hereby amended to mean 26,558 square feet, detailed more specifically as follows: 225 Building A office (4,116 SF), 225 Building B Unit 1 office (1,965 SF), 225 Building C Unit 1 warehouse (3,685 SF), 225 Building C Unit 2 office (2,260 SF), 225 Building D warehouse (5,600 SF), 225 Building E warehouse (2,810 SF), 225 Building F warehouse (6,122 SF)

2.       Term. The Lease shall expire at 11:59 p.m. Central Time on December 31, 2021, subject to Tenant's renewal options outlined in Section 4 hereof.

3.       Rent. Tenant shall make monthly payments of gross rent equal to $27,000.00 per month.

4.       Renewal Options. Provided Tenant is not default under the Lease and has otherwise performed all of its covenants and obligations thereunder, Tenant shall have the option to extend the term for two additional periods of three years each, upon the same terms and conditions hereof. In order to exercise its renewal option(s), Tenant shall provide Landlord with at least four months prior written notice of its intention to renew. The Rent shall include a 5% increase at the commencement of each extension term.

5.       Right of First Refusal to Lease Space. Provided Tenant is not default under the Lease and has otherwise performed all of its covenants and obligations thereunder, in the event that any space on the property becomes available for rent for any reason, Tenant shall have the opportunity to lease the vacant space upon the same terms and conditions hereof, except that the rent shall be equal to then-current market rent for the vacant space. Landlord is free to market the vacant space for rent but in the event that Landlord signs a letter of intent, Landlord shall immediately provide written notice to Tenant and Tenant shall have 10 days to exercise its right of first refusal by delivering written notice to Landlord of its intention to rent such vacant space upon the same terms and conditions as outlined in the letter of intent. If Tenant fails to deliver such written notice of intent within 10 days, Tenant shall be deemed to have waived its right of first refusal, and Landlord may enter into a lease with the new tenant without any further obligation to Tenant until such space again becomes vacant space.

6.       Tenant Improvements. Landlord shall deliver the spaces identified as 225 Building B Unit 1 office (1,965 SF) and 225 Building C Unit 2 office (2,260 SF) in a shell condition ready to be built-out for Tenant's use. Tenant shall be solely responsible for any improvements to finish the spaces to its specifications for its use, provided, however, Landlord shall have the right to pre-approve the plans and consent to the work being performed, which consent shall not be unreasonably withheld.

7.       Other Terms. Except as explicitly amended by this Amendment, all of the terms and conditions of the Lease shall remain in full force and effect. In the event of any conflict between the terms and conditions of this Amendment and the terms and conditions of the Lease, this Amendment shall prevail.

8.       No Broker. Tenant represents and warrants to Landlord that it has not dealt with any broker in connection with this Amendment. Tenant hereby indemnifies and holds Landlord harmless from any and all losses, liability, costs, or expenses (including attorney fees) incurred as a result of any breach of the foregoing warranty.

9.       Choice of Law. The Lease and this Amendment shall be governed by the laws of the State of Minnesota.

10.     Rear Deck and Patio. The rear deck and patio adjacent to Building A and Building B shall be for the sole exclusive use of Tenant and shall not be considered common elements for purpose of other tenants.

11.     Parking. Tenant shall have full use of the parking lot except for those certain spaces which have previously been dedicated exclusively for other tenants.

12.     Signage. Tenant shall have rights to the monument sign as depicted on Exhibit A hereto. Tenant shall maintain the same rights with respect to size and panel location on any future monument sign. In addition, Tenant shall have the right to advertise on the existing Glenwood billboard atop the 225 Building, subject to the approval of local government and other regulatory bodies.

13.     Entire Agreement. This Amendment contains the entire understanding between the parties and supersedes any prior or contemporaneous written or oral agreements between the parties. There are no representations, warranties, agreements, arrangements, or understandings, oral or written, between the parties relating to the subject matter of this Amendment except as stated herein.

14.     Counterparts. This Amendment may be signed in one or more counterparts, each of which shall constitute an original, but all of which together shall be one and the same document. An email copy of a party's signature shall be deemed the original signature for all purposes under this Amendment.

IN WITNESS WHEREOF, this Amendment is executed effective as of the Effective Date.

TENANT:		LANDLORD:

ConversionPoint Technologies, Inc.		AtGlenwood, LLC

By:	/s/ Robert Tallack	By:	/s/ Haig Newton
Name: Robert Tallack		Name: Haig Newton
Its:		Its:

Exhibit A